As filed with the Securities and Exchange Commission on April 24, 2006.

Registration File Number:

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COASTAL CARIBBEAN OILS & MINERALS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	Clarendon House Hamilton Bermuda (850) 653-2732 (Address and telephone number of principal executive offices)	None (IRS Employer Identification No.)

COASTAL CARIBBEAN OILS & MINERALS, LTD.
2005 EMPLOYEES’ INCENTIVE STOCK OPTION
AND LIMITED RIGHTS PLAN

Phillip W. Ware
Chief Executive Officer, President, and
Principal Accounting Officer
Clarendon House, Church Street
Hamilton HM DX, Bermuda
(850) 653-2732
(Name, address and telephone number of agent for service)

Copies requested to:
Herbert D. Haughton, Esq. Igler & Dougherty, P.A. 2457 Care Drive Tallahassee, Florida 32308 Telephone: (850) 878-2411 Facsimile: (850) 878-1230

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.12 par value	2,300,000 shares	$0.68	$1,564,000	$167.35

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the price of the common stock sold on April 17, 2006 as reported on the Over-the-Counter Bulletin Board on April 18, 2006.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by Coastal Caribbean Oils & Minerals, Ltd. “Coastal” pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents:

1.	Coastal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

Item 4.  Description of Securities.

Coastal currently has 250,000,000 shares of authorized common stock, par value, $0.12 per share, of which 46,211,604 shares are currently issued and outstanding.

Common Stock

Bermuda law allows our Board of Directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of shareholders. The number of authorized shares of common stock is greater than that which is issued in order to provide our Board of Directors with as much flexibility as possible to effect, among other things, financing, acquisitions, stock dividends, stock splits, and employee stock option transactions. The holders of common stock are entitled to elect the members of our Board of Directors, and such holders are entitled to vote as a class on all matters required or permitted to be submitted to our shareholders.

No holder of our common stock has preemptive rights with respect to the issuance of shares of that or any other class of stock, and the common stock is not entitled to cumulative voting rights with respect to the election of directors. Each share of common stock entitles the holder thereof to one vote on all matters, including the election of directors. The holders of common stock are entitled to dividends and other distributions if, as, and when declared by our board of directors out of assets legally available therefore. Upon our liquidation, dissolution, or winding up, the holder of each share of common stock would be entitled to share equally in the distribution of our assets. The holders of common stock are not entitled to the benefit of any sinking fund provision. Our shares of common stock are not subject to any redemption provisions, nor are they convertible into any other security or property. All shares of common stock outstanding are fully paid and non assessable.

Funds for the payment of dividends are expected to be obtained by us primarily from loan repayments and dividend payments made by Coastal Petroleum Company. There can be no assurance that we will have funds available for dividends, or if funds are available, that dividends will be declared by the board of directors. We do not expect to declare a dividend at any time in the foreseeable future.

Item 6.  Indemnifications of Directors and Officers.

Paragraph 161 of Coastal’s Bye-Laws contains the following provisions respecting indemnification:

161. (1) The Directors, Secretary and other officers and each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors, administrators and estates, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors, administrators or estates, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Bye-Law. Any repeal or modification of this Bye-Law shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

(2) Each Member and the Company agree to waive any claim or right of action he or it might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action, in the performance of his duties, or supposed duties, with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director. Any repeal or modification of this Bye-Law shall not adversely affect any right or protection of a Director of the Company existing immediately prior to such repeal or modification.

Paragraph 161 (1) of the Company's Bye-Laws contains an indemnification provision in favor of the Company's Auditor. The Company has not indemnified the firm of Baumann, Raymondo & Company PA nor has such indemnification been sought by Baumann, Raymondo & Company PA under this provision of the Company's Bye-Laws. In addition, such indemnifications are deemed to be unenforceable under U.S. Securities laws. The Company will not provide the indemnification to Baumann, Raymondo & Company PA or any other accounting firm in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers, and employees under the above mentioned provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.  Exhibits.

The following exhibits are or have been filed with the Securities and Exchange Commission and are hereby incorporated by reference into this registration statement.

Exhibit No.	Description of Exhibit

5.0	Opinion of Igler & Dougherty, P.A.

10(k)	2005 Employees’ Incentive Stock Option and Limited Rights Plan (included as Appendix “A” to Coastal’s Proxy Statement filed with the Securities and Exchange Commission on November 3, 2005.)

23.0	Consent of Igler & Dougherty, P.A. (contained in Exhibit 5.0)

23.1	Consent of James Moore & Co., P.L.

23.2	Consent of Baumann, Raymondo & Company PA.

24.0	Power of Attorney - included in the Signature Page of this Registration Statement.

Item 9.  Undertakings.

(A)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)
The undersigned Registrant hereby undertakes, that, for purpose of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(C)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tallahassee, State of Florida, on April 19, 2006.

COASTAL CARIBBEAN OILS & MINERALS, LTD

By : /s/ Phillip W. Ware
Phillip W. Ware Chief Executive Officer, President & Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip W. Ware and Herbert D. Haughton and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Phillip W. Ware Phillip W. Ware	President, Chief Executive Officer & Principal Accounting Officer	April 19, 2006

/s/ Robert J. Angerer, Sr. Robert J. Angerer, Sr.	Chairman of the Board	April 19, 2006

/s/ Matthew D. Cannon Matthew D. Cannon	Director	April 20, 2006

/s/ Herbert D. Haughton Herbert D. Haughton	Director	April 20, 2006

/s/ Anthony F. Randazzo Anthony F. Randazzo	Director	April 20, 2006